                                                                     EXHIBIT 8.1

                        [COOLEY GODWARD LLP LETTERHEAD]

February 13, 1998

Zindart Limited
Flat C&D, 25/F Block 1
Tai Ping Industrial Centre
57 Ting Kok Road
Tai Po, N.T.
Hong Kong

Ladies and Gentlemen:

We have acted as special United States counsel to Zindart Limited, a Hong Kong corporation (the "Company"), in connection with the filing of a Registration Statement on Form F-1 (the "Registration Statement") with the Securities and Exchange Commission covering the sale of up to 3,000,000 American Depositary Shares ("ADSs") representing 3,000,000 of the Company's Ordinary Shares (the "Shares").

At your request, we have reviewed the discussions entitled "Taxation--United States Federal Income Taxation" and "Taxation--Special United States Federal Income Tax Considerations" contained in the Registration Statement and are of the opinion that, subject to the qualifications and limitations contained therein, such information fairly presents the current United States federal income tax law applicable to the Company and the material United States federal tax consequences to a United States person of the purchase, ownership and disposition of the ADS and the Shares and insofar as it relates to statements of law or legal conclusions is correct in all material respects.

We consent to the reference to our firm under the caption "Taxation--United States Federal Income Taxation" and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP


/s/ William Morrow
-------------------
    William Morrow

SCP/kmp